SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                   FORM S-8

                        REGISTRATION STATEMENT UNDER
                         THE SECURITIES ACT OF 1933


                         PETER KIEWIT SONS', INC.
        (Exact name of registrant as specified in its charter)


          Delaware                         91-1842817
(State of incorporation      (I.R.S. Employer Identification No.)
     or organization)

Kiewit Plaza, Omaha, Nebraska                 68131
(Address of principal executive offices)	    (Zip Code)


                        PETER KIEWIT SONS', INC.
                        EMPLOYEE OWNERSHIP PLAN
                        (Full title of the Plan)


                         Michael F. Norton, Esq.
                         Peter Kiewit Sons', Inc.
                              Kiewit Plaza
                          Omaha, Nebraska 68131
                              (402) 342-2052
      (Name, address and telephone number, including area code,
                          of agent for service)

                       CALCULATION OF REGISTRATION FEE

                                Proposed Maximum Proposed Maximum   Amount of
Title of Securities Amount to be Offering Price  Aggregate Offering Registra-
to be Registered    Registered     Per Share           Price         tion Fee

7.81% Series 2000
Convertible Debentures
due October 31,2010  $5,300,000      102.5%         $5,432,000      $1,434.05



                                  Part I

           INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document(s) containing the information required by Item 1 of this Form S-8 and the statement of availability of information of Peter Kiewit Sons', Inc. (the "Company" or the "Registrant"), and other information required by Item 2 of this Form S-8 will be sent or given to employees as specified by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. The Company shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company shall furnish to the Commission or its staff a copy of any or all of the documents included in such file.

                                 Part II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Certain Documents by Reference.

     The following documents filed with the Commission by the Company are incorporated by reference in this Registration
 Statement:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 25, 1999.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange
 Act") since December 25, 1999.

     (c) The description of the Company's $.01 par value common stock ("Common Stock") contained in the Company's Registration Statement on Form S-4 (File No. 333-34627), filed with the Commission under the Securities Act on August 29, 1997, amended by Amendment No. 1 to the Registration Statement on Form S-4, filed on October 10, 1997, Amendment No. 2 to the Registration Statement on Form S-4, filed on November 6, 1997 and Amendment No. 3 to the Registration Statement on Form S-4, filed on November 10, 1997.

     In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.          Description of Securities.

Common Stock
------------

     The description of the Company's Common Stock is incorporated by reference. See Item 3(c) above.

Debentures
----------

     The 7.81% Series 2000 Convertible Debentures ("2000 Debentures") will be issued in fully registered form under an Indenture dated July 1, 1986, as amended pursuant to a First Supplemental Indenture dated as of March 31, 1998 (collectively, the "Indenture"). The trustee under the Indenture is U.S. Bank National Association (the "Trustee"). The Indenture does not limit the aggregate principal amount of debentures which may be issued and provides that debentures may be issued from time to time in one or more series. The registered principal amount of the 2000 Debentures is $5,300,000.

     The 2000 Debentures will be issued on December 1, 2000, and will bear interest payable annually on November 1 of each year and on the maturity date at the rate of 7.81% per annum. The 2000 Debentures mature on October 31, 2010. If the 2000 Debentures are converted into the Company's Common Stock (see "Conversion Rights" below), interest ceases to accrue on June 30, 2005. The 2000 Debentures will be unsecured obligations of the Company, and the holders thereof will rank equally with other unsecured creditors of the Company in bankruptcy, including the holders of any other series of debentures. The 2000 Debentures will be issued only in registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. The purchaser will be required to pay a premium of $25 for each $1,000 in principal amount of the 2000 Debentures purchased.

     The Company currently has outstanding Convertible Debentures of the 1997A Series in the aggregate principal amount of $908,050, Convertible Debentures of the 1998A Series in the aggregate principal amount of $1,804,917.84, and Convertible Debentures of the 1999A Series in the aggregate principal amount of $2,762,077.54. These debentures were also issued under the Indenture, which is "qualified" under the Trust Indenture Act of 1939.

     The terms of the 2000 Debentures include those stated under the Indenture and those made part of the Indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture. Holders of the 2000 Debentures are referred to the Trust Indenture Act of 1939 and the Indenture, the form of which is incorporated by reference into this Registration Statement, for a complete statement of those terms. The following is a summary of those terms and the terms of the repurchase agreements to be executed by the 2000 Debenture holders.

Conversion Rights

     Debenture holders may convert 2000 Debentures into the Company's Common Stock from October 1, 2005 through October 31, 2005. No other conversion period is provided for, and if the holder does not convert to Common Stock during this period, the conversion right is lost. The entire principal amount (no partial conversions are permitted) of a 2000 Debenture is convertible into whole shares of stock at a conversion price of $12.62 (less the amount of any dividend declared during 2000 after the date of this Registration Statement and prior to December 1, 2000) per share, the Formula Price of Common Stock as of December 1, 2000, the date of issuance of the 2000 Debentures. A cash payment by the debenture holder, determined with reference to the Formula Price of the Common Stock on the date of conversion, is required where necessary to avoid the issuance of fractional shares. The conversion right is conditioned upon the execution of a repurchase agreement pertaining to the Common Stock acquired by means of the conversion. The conversion rights will be adjusted to reflect stock splits, stock dividends, stock reclassifications or certain corporate reorganizations between the date of purchase of the 2000 Debentures and the date of conversion.

Ownership and Transfer Restrictions

     Debentures are offered by the Company to employees whom the Board of Directors and management determine have contributed significantly to the growth and performance of the Company. Sales of the debentures are conditioned upon the execution of a repurchase agreement under which the purchaser is generally restricted from transferring the debentures except to the Company. The Company must purchase any debentures offered to it by debenture holders. The repurchase agreement also provides that the debentures must be sold back to the Company upon the death or retirement of the purchaser of the debenture or the termination of his employment with the Company. In any of the above-mentioned instances, the Company will purchase the debentures at a price equal to the principal amount thereof, together with accrued interest from the last interest payment date to the date of such purchase at the stated rate. No payment is made by the Company with respect to the original bond premium. In the event the Company is offered some but not all, of a debenture holder's debentures, the Company may purchase all of such holder's debentures.

Redemption

     Upon not less than ten (10) days' written notice, the Company may, at its option, redeem all (but not less than all) of the debentures of any given series at the principal amount thereof, together with accrued interest from the last interest payment date to the date fixed for redemption at the stated rate. No payment is made by the Company with respect to the original bond premium. The Company may not redeem debentures of any series during the one-month conversion period applicable to that series.

Modification of Indenture

     The Indenture permits modification or amendment thereof with the consent of the holders of not less than two-thirds in principal amount of each series of debentures, but no modification of the terms of payment, conversion rights, or the percentage required for modification will be effective against any debenture holder without his consent.

Events of Default and Withholding of Notice Thereof to Debenture Holders

     The Indenture provides for the following Events of Default with respect to each series of the debentures: (i) failure to pay interest upon any of the debentures of such series when due, continuing for a period of sixty (60) days and (ii) failure to pay principal of the debentures of such series when due, continuing for a period of sixty (60) days.

     The Trustee, within ninety (90) days after the occurrence of a default with respect to a particular series of debentures, is to give the holders of debentures of such series notice of all defaults known to the Trustee, unless cured prior to the giving of such notice, provided that, except in the case of default in the payment of principal or interest on any of the debentures of such series, the Trustee may withhold such notice if and so long as it in good faith determines that the withholding of such notice is in the interest of the holders of debentures of such series.

     Upon the happening and during the continuance of a default with respect to a particular series of debentures, the Trustee may declare the principal of all the debentures of such series and the interest accrued thereon due and payable, but if the default is cured, the holders of a majority of such debentures may waive all defaults and rescind such declaration. Subject to the provisions of the Indenture relating to the duties of the Trustee in case any such default shall have occurred and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers at the request, order or direction of any of the debenture holders unless they shall have offered to the Trustee reasonable security or indemnity. A majority of the holders of outstanding debentures of such series will have the right to direct the time, method, and place of conducting any proceeding for exercising any remedy available to the Trustee with respect to the debentures of such series.

The Trustee

     The Company maintains a demand deposit account and conducts routine banking business with the Trustee. The Indenture contains limitations on the right of the Trustee, as a creditor of the Company under other instruments, to obtain payment of claims in specified cases, or to realize on certain property received in respect of any such claim as security or otherwise.

Authentication and Delivery

     The debentures may be authenticated and delivered upon the written order of the Company without any further corporate action.

Satisfaction and Discharge of Indenture

     The Indenture may be discharged upon payment or redemption of all of the debentures or upon deposit with the Trustee of funds sufficient therefor.

Item 5.          Interests of Named Experts and Counsel.

     The legality of the securities registered pursuant to this Registration Statement has been passed upon for the Company by Michael F. Norton. Mr. Norton, Corporate Counsel, is an employee of the Company. Mr. Norton owns shares of the Company's Common Stock and may be offered the opportunity to purchase securities in this offering.

Item 6.          Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorney's fees) incurred by an officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgement in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudicated to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

     In accordance with Section 145 of the DGCL, Article Sixth of the Company's Restated Certificate of Incorporation ("Certificate") and Section 51 of the Company's Amended and Restated By-Laws ("By-Laws") provide that the Company shall indemnify each person who is or was a director, officer or employee of the Company (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted under subsections 145(a), (b) and (c) of the DGCL or any successor statute. The indemnification provided by the Certificate and the By-Laws shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 145 of the DGCL also empowers a Delaware corporation to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against them incurred while acting in such capacities or arising out of their status as such. The Company does maintain such insurance.

     Article Seventh of the Certificate provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Item 7.          Exemption from Registration Claimed.

     No restricted securities are to be reoffered or resold pursuant to this Registration Statement.

Item 8.          Exhibits.

     Exhibits filed as a part of this Registration Statement are listed below. Exhibits incorporated by reference are indicated in parentheses.

Exhibit
Number     Description
------     -----------

4.1 Restated Certificate of Incorporation (Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q/A for the period ended June 30, 1999, filed on August 17, 1999).

4.2      Amended and Restated By-laws (Exhibit 3.2 to the
         Company's Quarterly Report on Form 10-Q/A for the period ended June 30, 1999, filed on August 17, 1999).

4.3 Indenture dated as of July 1, 1986, as amended pursuant to a First Supplemental Indenture dated as of March 31, 1998 (Exhibit 4.3 to the Company's Registration Statement on Form S-8, filed on October 5, 1998).

4.4      Form of 2000 Debenture.

4.5     Form of Repurchase Agreement for Convertible Debentures
        (Exhibit 4.5 to the Company's Registration Statement on
        Form S-8, filed on October 5, 1998).

5.1 Opinion of Michael F. Norton, Esq., with respect to legality of securities being registered.

23.1    Consent of PricewaterhouseCoopers LLP.

23.2    Consent of Counsel (included in Exhibit 5.1).

99.1    Form T-1 Statement of Eligibility of Trustee.

Item 9.          Undertakings.

     (a)     The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                     (i) To include any prospectus required by
             Section 10(a)(3) of the Securities Act;

                     (ii) To reflect in the prospectus any facts
             or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                     (iii) To include any material information
             with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

             provided, however, that paragraphs (a)(1)(i) and
     (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
 Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of issue.

                                SIGNATURES
                                ----------

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska on November 1, 2000.

                                          PETER KIEWIT SONS', INC.


                                          By: /s/ Tobin A. Schropp
                                              --------------------
                                          Name: Tobin A. Schropp
                                          Title: Vice President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Name                          Title                    Date
----                          -----                    ----


/s/  Kenneth E. Stinson    Chairman of the Board
Kenneth E. Stinson         and President
                           (Principal Executive Officer)
                                                 November 1, 2000

/s/ Michael J. Piechoski   Vice President
Michael J. Piechoski       (Principal Financial Officer)
                                                 November 1, 2000

/s/ Gregory D. Brokke      Controller
Gregory D. Brokke          (Principal Accounting Officer)
                                                 November 1, 2000

/s/ Mogens C. Bay          Director              November 1, 2000
Mogens C. Bay

/s/ Roy L. Cline           Director              November 1, 2000
Roy L. Cline

/s/ Richard W. Colf        Director              November 1, 2000
Richard W. Colf

/s/ James Q. Crowe         Director              November 1, 2000
James Q. Crowe

/s/ Richard Geary          Director              November 1, 2000
Richard Geary

/s/ Bruce E. Grewcock      Director              November 1, 2000
Bruce E. Grewcock

/s/ William L. Grewcock    Director              November 1, 2000
William L. Grewcock

/s/ Peter Kiewit, Jr.      Director              November 1, 2000
Peter Kiewit, Jr.

/s/ Allan K. Kirkwood      Director              November 1, 2000
Allan K. Kirkwood

/s/ Walter Scott, Jr.      Director              November 1, 2000
Walter Scott, Jr.

/s/ George B. Toll, Jr.    Director              November 1, 2000
George B. Toll, Jr.



                          PETER KIEWIT SONS', INC.

                              INDEX TO EXHIBITS



Exhibit
No.       Description of Exhibit
------------------------------------------------------------------
4.4       Form of 2000 Debenture.

5.1 Opinion of Michael F. Norton, Esq., with respect to legality of securities being registered.

23.1      Consent of PricewaterhouseCoopers LLP.

23.2      Consent of Counsel (included in Exhibit 5.1).

99.1      Form T-1 Statement of Eligibility of Trustee.


1